Exhibit 10.5

                              EMPLOYMENT AGREEMENT


         AGREEMENT dated this 1st day of April, 1999, between REGENESIS HOLDINGS, INC., a Florida corporation having its principal place of business at 444 Brickell Ave. suite 400 Miami, Florida 33131 (hereinafter the "Company"), and Mitchell B. Sandler (hereinafter the "Employee").

WHEREAS, the Company desires to employ the Employee because of his special knowledge and skills; and,

WHEREAS, the Employee desires to work for the Company;

NOW, THEREFORE, in consideration of the foregoing, ten dollars paid in hand, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the following is agreed:

1.       DUTIES.

         The Company hereby employs Mitchell B. Sandler as vice-president and Secretary having such powers and duties in those capacities as set forth from time to time by the Board of Directors (the "Board") in the By-laws of the Company or otherwise. Employee shall devote his best efforts to the Business of the Company.

2.       COMPENSATION.

         As compensation for his services to the Company, in whatever capacity rendered, the Company shall pay to Employee $135,000 per annum, payable in monthly installments of $11,250 per month. This salary shall be paid on such dates during the month as other salaried employees are paid during the term of this Agreement which is three years. The accrual of this salary shall be deemed to have commenced on March 1, 1999.

         In addition, Employee shall be entitled to the following: medical insurance coverage, including major medical and dental coverage equivalent to that provided to other key employees of the Company; such disability coverage as is maintained on other key employees, and, the Company will provide errors and omissions coverage for Employee as an officer and director of the corporation.

         Employee shall be entitled to such amount of vacation and sick days and personal days as are allowed other members of senior management. Additionally, Employee shall be entitled to all holidays provided to other key employees.

         Further, Employee shall receive a stock grant of 150,000 shares of the Company's common stock and an option to purchase 150,000 shares at $.25 per share. The 150,000 shares and options shall be registered upon a Form S-8 as soon as practical.

         Furthermore, Employee shall receive additional compensation for those corporate finance transactions which are brought to the Company by Employee, said compensation to be paid at the closing of such transactions. Such compensation shall be negotiated in good faith prior to each such transaction and if the parties cannot decide on said compensation, then the Company shall

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not undertake such transaction(s). If the parties do not reach agreement and the
Company proceeds with such transaction(s), then Employee shall be compensated according to the custom in the industry as determined by a sole arbitrator chosen in accordance with the with the then prevailing rules of the American Arbitration Association.

3.       EXPENSES

         The Employee may incur $2,500 per year reasonable expenses for promoting the business of the Company, including expenses for travel, entertainment and similar items. The Company will reimburse the Employee for all such expenses upon the presentation by the Employee from time to time, of an itemized account justifying each expenditures. Such reimbursement shall be provided within 10 working days of such presentation by Employee. Additional expenses must be approved in advance by the Board of Directors of the Company.

4.       RESERVED

5.       NOTICE

         Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and by registered mail, and mailed to the parties at the following addresses:

                  COMPANY:   at the principal offices of the Company

                  EMPLOYEE:  at his last known residence.

6.       TERMINATION

         This Agreement may be terminated prior to three years from the date first written above in any one of the following manners:

                  1.   The death of Employee; or,

                  2. the failure of the Company, as evidenced by filing under the Bankruptcy Act for liquidation, or the making of an assignment for the benefit of creditors.

                  3.   At the end of the term as set forth herein above.

7.       APPLICABLE LAW

         This Agreement shall be governed by the laws of the State of Florida. If any provision of this Agreement is declared void, such provision shall be deemed severed from this agreement, which shall otherwise remain in full force and effect.

8.       BINDING EFFECT

         This Agreement is binding upon the parties hereto and upon successors in the interest to the Company. This Agreement shall not be amended or otherwise modified except by further express agreement in writing or executed by both parties hereto. Any waiver of any breach of this Agreement shall be made in writing and shall be applicable only to such breach and shall not be construed to waive any subsequent or prior to breach other than the specific breach so waived.


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9.       SUPERCEDES EARLIER AGREEMENTS

         This Agreement supersedes all earlier agreements between the parties hereto.

10.      ARBITRATION

         Any dispute arising hereunder shall be resolved by arbitration before a sole arbitrator under the prevailing rules of the American Bar Association. The decision of arbitrator shall be binding upon the parties hereto and enforceable at the law before any court of competent jurisdiction. The place of Arbitration shall be Broward County, Florida

         IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

                                               REGENESIS HOLDINGS, INC.



/s/ Mitchell B. Sandler                        By: /s/ Russell Adler
---------------------------                       ----------------------------
Mitchell B. Sandler                               Russell Adler
                                                  Chairman